Exhibit 10.1

Amendment No. 1 to SHARE PURCHASE AGREEMENT

This Amendment No. 1 to Share Purchase Agreement (this “Amendment”) is effective as of April 27, 2018 by and among TNK Therapeutics, Inc., a Delaware corporation (the “Purchaser”), Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), and Dayspring Ventures Limited, a private limited company registered in Jersey under company number 75238 with address at 4 Bond Street, St Helier, Jersey JE2 3NP, as representative (the “Shareholders’ Representative”) of the shareholders (the “Shareholders”) of Virttu Biologics Limited (the “Company”).

Recitals

Whereas, the Purchaser, Sorrento, the Shareholders and the Shareholders’ Representative are parties to that certain Share Purchase Agreement, dated as of April 27, 2017, pursuant to which, among other things, the Shareholders sold to the Purchaser and the Purchaser purchased from the Shareholders all of the issued ordinary shares of 0.1p each in the capital of the Company (the “Share Purchase Agreement”);

Whereas, pursuant to Section 10.3 of the Share Purchase Agreement, the Share Purchase Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Shareholders’ Representative, provided that the provisions of Sections 1.2(a), 1.4(b), 1.6, 1.7, 6.6, 6.8, 7.4 and 8.5(a) and Articles V and X thereof may not be amended without the consent of Sorrento;

Whereas, the Purchaser, Sorrento and the Shareholders’ Representative acknowledge and agree that a Qualified Financing has not occurred and will not occur; and

Whereas, the Purchaser, Sorrento and the Shareholders’ Representative wish to amend the Share Purchase Agreement, including portions of Sections 1.4(b) and 8.5(a) thereof, to make certain modifications to the consideration payable to the Shareholders on the Financing Due Date in the event a Qualified Financing does not occur on the terms set forth herein.

Now Therefore, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1
AMENDMENTS

1.1 Amendment and Restatement of Section 1.4(b). Section 1.4(b) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b) In the event a Qualified Financing does not occur, then (i) subject to Section 1.7 and Section 8.5(a), on the Financing Due Date, Sorrento shall issue the Contingency Shares, free and clear of all Liens, and promptly thereafter deliver to the Shareholders’ Representative (for distribution to the Shareholders) the book entry statements representing the Contingency Shares in the name of each Shareholder, in each case, for such number of shares of Sorrento Common Stock as is equal to the product of the total number of Contingency Shares multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing, and (ii) subject to Section 8.5(a), on or before June 27, 2018, Sorrento shall pay the Contingency Cash by wire transfer of immediately available funds to the account designated by the Shareholders’ Representative in writing (for distribution to the Shareholders), in each case, for such amount as is equal to the product of the total amount of Contingency Cash multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing.”

1.2 Amendment and Restatement of Section 6.8(c). Section 6.8(c) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c) The Shareholders have agreed that: (i) in the event a Qualified Financing occurs, (A) upon issuance of the Non-Escrow Shares, 6% of the Non-Escrow Shares deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Non-Escrow Incentive Shares”), (B) upon release of the Escrow Shares from escrow pursuant to the Escrow Agreement, 6% of the Escrow Shares deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Escrow Incentive Shares”); and (ii) in the event a Qualified Financing does not occur, (A) upon issuance of the Contingency Shares, 6% of the Contingency Shares deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Contingency Incentive Shares” and, together with the Closing Incentive Shares, the Non-Escrow Incentive Shares and the Escrow Incentive Shares, the “Incentive Shares”), and (B) upon the payment of the Contingency Cash, 6% of the Contingency Cash deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Contingency Incentive Cash”). For the avoidance of doubt, unless the Closing Incentive Shares, Non-Escrow Incentive Shares, Escrow Incentive Shares or Contingency Incentive Shares have been sold by the Shareholders’ Representative in accordance with Section 6.8(d), such shares remain subject to the offset mechanism in Section 8.5(a) to satisfy any Loss for which the Shareholders may be liable under Article VIII.”

1.3 Amendment and Restatement of Section 6.8(d). Section 6.8(d) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Once any Incentive Shares are free from any restrictions on marketability, the Shareholders’ Representative will sell those Incentive Shares and the proceeds of sale of each category of Incentive Shares shall be a bonus pool available under the Staff Incentive Scheme (together the “Bonus Pools” and each a “Bonus Pool”); provided, however, that the Contingency Incentive Cash shall be included in the Bonus Pool resulting from the sale of the Contingency Incentive Shares.”

1.4 Amendment to Section 8.1(a)(viii). The phrase “, the Contingency Cash” is hereby inserted after the words “the Contingency Shares” in Section 8.1(a)(viii) of the Share Purchase Agreement.

1.5 Amendment and Restatement Section 8.5(a)(x). Section 8.5(a)(x) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(x) by offsetting such Losses against the amount of the Non-Escrow Shares, Contingency Shares or Contingency Cash to be delivered to the Shareholders’ Representative for the benefit of such Indemnifying Party, provided, however, that if an Indemnified Party in good faith has given written notice of a Third-Party Claim containing a claim which has not been resolved in full prior to the date on which the Purchaser would otherwise be required to procure the issue of the Contingency Shares or payment of the Contingency Cash, Sorrento shall not be required to issue an amount of Contingency Shares or pay an amount of Contingency Cash equal to the amount described in each such written notice of a Third-Party Claim, up to the total number of Contingency Shares and the total amount of the Contingency Cash, until such resolution has taken place, whereupon Sorrento shall issue an amount of Contingency Shares or pay an amount of Contingency Cash equal to the amount of the claim not resolved in the Indemnified Party’s favor,”

1.6 Amendment to Exhibit A. Exhibit A to the Share Purchase Agreement is hereby amended by adding a new defined term “Contingency Cash” between the defined terms “Confidential Information” and “Contingency Shares”, which shall read as follows:

““Contingency Cash” means such amount of cash in United States Dollars as is equal to 40% of the Estimated Purchase Price.”

1.7 Amendment to Definition of “Aggregate Consideration”. The phrase “, the Contingency Cash” is hereby inserted after the words “the Contingency Shares” in the definition of “Aggregate Consideration” set forth in Exhibit A to the Share Purchase Agreement.

1.8 Amendment to Definition of “Contingency Shares”. The reference to “80%” in the definition of “Contingency Shares” set forth in Exhibit A to the Share Purchase Agreement is hereby deleted and replaced with “40%”.

1.9 Amendment to Definition of “Realized Purchase Price”. Section (c)(ii) of the definition of “Realized Purchase Price” set forth in Exhibit A to the Share Purchase Agreement is hereby deleted and replaced to read in its entirety as follows:

“if after the Financing Due Date but a Qualified Financing has not occurred, in respect of any Losses which are offset against the Contingency Shares, the product obtained by multiplying (x) the number of Contingency Shares issued pursuant to Section 1.4(b) by (y) the closing price per share of the Sorrento Common Stock, as reported on the Nasdaq Capital Market as of the time at which such shares of Sorrento Common Stock have been issued and are freely tradeable plus an amount equal to the Contingency Cash; plus”

ARTICLE 2
GENERAL PROVISIONS

2.1 Definitions. Capitalized terms in this Amendment but not otherwise defined in this Amendment shall have the meanings set forth in the Share Purchase Agreement.

2.2 Recitals. The Recitals shall be deemed to form part of this Agreement and are binding on the parties hereto.

2.3 Continuing Effectiveness. Except as modified by this Amendment, the Share Purchase Agreement shall remain in full force and effect and no party by virtue of entering into this Amendment is waiving any rights it has under the Share Purchase Agreement, and once this Amendment is executed by the parties hereto, all references in the Share Purchase Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Share Purchase Agreement as modified by this Amendment.

2.4 Successors and Assigns. No party to this Amendment may assign any of its rights or delegate any of its obligations under this Amendment without the prior written consent of the other parties to this Amendment. Subject to the preceding sentence, this Amendment shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Amendment.

2.5 Governing Law; Venue. This Amendment, the relationship of the parties hereto and any claims or disputes arising under or relating to this Amendment shall be governed by and construed in accordance with Section 10.6 of the Share Purchase Agreement.

2.6 Execution of Amendment; Counterparts; Electronic Signatures.

(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Amendment and delivered to the other parties to this Amendment; it being understood that all parties to this Amendment need not sign the same counterparts.

(b) This Amendment and any amendments to this Amendment may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Amendment that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Amendment shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

In Witness Whereof, the parties have duly caused this Amendment No. 1 to Share Purchase Agreement to be executed as of the day and year first above written.

THE PURCHASER		SHAREHOLDERS’ REPRESENTATIVE
TNK Therapeutics, Inc.		Dayspring Ventures Limited

By:	/s/ Henry Ji, Ph.D.	By:	/s/ Daniel Young
Name: Henry Ji, Ph.D.		Name: Daniel Young
Title: Chief Executive Officer		Title: Director

SORRENTO
Sorrento Therapeutics, Inc.

By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Share Purchase Agreement]